Amendment to IR Consulting Agreement

This Agreement (the “Agreement”) is effective as of February 1, 2013 and is by and between General Research GmbH, Burgstrasse 12, D-80331 Munich, Germany (the “Consultant”), and Manas Petroleum Corp. (the “Company”), Bahnhofstrasse 9, Postfach 155, CH-6341 Baar, Switzerland.

Recitals

               A.      The Consultant and the Company entered into an IR Consulting Agreement (the “Original Agreement”) effective as of November 22, 2011; and

               B.      The Consultant and the Company wish to amend the Original Agreement to reflect that the Consultant will provide market-making services to the Company in compliance with the applicable securities laws and policies of the TSX Venture Exchange.

Agreement

               NOW WHEREFORE, the parties hereby agree as follows:

               1.      Definitions. All capitalized words and terms not otherwise defined herein shall have the meaning ascribed to such terms in the Original Agreement.

2.	Amendment.

2.1	The following Section 8 is added to the Original Agreement:

8.      Market-Making. On an “as-needed” and “as-requested” basis, the Consultant shall provide market-making services relating to the securities of the Company in accordance with the applicable securities laws and policies of the TSX Venture Exchange.

2.2

Effective on the date of this Amendment to IR Consulting Agreement, the amendment to the Original Agreement set forth in Section 2.1, above, will form a part of and be subject to the terms and conditions set out in the Original Agreement. All other terms and conditions of the Original Agreement will remain unchanged and in full force and effect, and the parties ratify and affirm the Original Agreement, as amended hereby.

               IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Date:		Date:

By:	Peter-Mark Vogel	By:	Dr. Georg Hochwimmer
	CEO		Managing Director
	Manas Petroleum Corp.		General Research GmbH